Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Senior Executive Vice President, COO & CFO

(434)773-2274

farrarj@amnb.com

AMERICAN NATIONAL BANKSHARES

REPORTS FIRST QUARTER EARNINGS

Danville, VA, April 25, 2023 – American National Bankshares Inc. (Nasdaq: AMNB) (“American National” or the “Company”) today reported first quarter 2023 earnings of $9.2 million, or $0.86 per diluted common share. Those results compare to earnings of $9.0 million, or $0.84 per diluted common share, during the same quarter in the prior year, and earnings of $8.0 million, or $0.76 per diluted common share, for the fourth quarter of 2022. Earnings produced a return on average tangible common equity of 15.95% for the first quarter of 2023, compared to 14.50% in the previous quarter and 14.14% for the same quarter in the prior year (non-GAAP).

President and Chief Executive Officer, Jeffrey V. Haley, commented, “I could not be prouder of our Company’s resiliency in the face of unfortunate turmoil in the banking industry over the course of the past few weeks. The failure of two large regional banks certainly created challenges for the regional and community banking industry, but our industry remains strong and American National remains strong. Our customers have continued to place trust in us, and we continue to serve their needs. Our balance sheet maintains strong liquidity and capital, and we were able to deliver a solid quarter of earnings performance for our shareholders. While economic activity in our markets is still fairly strong, we are seeing indications of slowing and have consciously narrowed our lending focus in the face of an uncertain economic future. We have placed additional emphasis on deposit gathering but continue to see a shift in funding mix and rising funding costs associated with higher market rates and fiscal policy. While certainly this represents a headwind, we are confident in our ability to pivot and continue to build franchise value.”

First quarter 2023 highlights include:

●	Average loans held for investment grew $17.8 million, or 3.3% annualized, during the first quarter as compared to the previous quarter.

●	Average deposits declined by 8.8% annualized during the quarter, while period-end deposits increased $15.9 million, or 2.5% annualized.

●	Fully taxable equivalent (“FTE”) net interest margin was 3.20% for the quarter, down 13 basis points from 3.33% in the fourth quarter of 2022 and up 57 basis points from 2.63% in the same quarter of the prior year (non-GAAP).

●	Noninterest revenues increased $762 thousand, or 21.1%, when compared to the previous quarter, and decreased $1.2 million, or 21.9%, compared to the same quarter in the prior year.

●	Noninterest expense decreased $1.2 million, or 7.0% when compared to the previous quarter, and increased $299 thousand, or 1.9%, when compared to the same quarter in the prior year.

●	On January 1, 2023, the Company adopted the current expected credit losses (“CECL”) standard for estimating credit losses, which resulted in increases of $5.2 million in the allowance for credit losses (“ACL”), $305 thousand in the reserve liability for unfunded commitments, $1.2 million in deferred tax assets and decreased retained earnings by $4.2 million.

●	The Company recognized a provision for credit losses on loans in the first quarter of 2023 of $329 thousand compared to $1.2 million in the fourth quarter of 2022 and a negative provision in the first quarter of 2022 of $758 thousand.

●	Annualized net charge-offs (recoveries) as a percentage of average loans outstanding were 0.04% for the first quarter of 2023, compared to 0.15% in the previous quarter and (0.01%) in the same quarter in the prior year.

●	Nonperforming assets as a percentage of total assets were 0.06% at March 31, 2023 and March 31, 2022 and 0.05% at December 31, 2022.

NET INTEREST INCOME

Net interest income for the first quarter of 2023 decreased by $1.1 million, or 4.4%, to $23.2 million compared to $24.3 million for the fourth quarter of 2022. The first quarter of 2023 compared to the same quarter of 2022 reflected an increase of $2.8 million, or 13.5%. The FTE net interest margin for the quarter was 3.20%, down from 3.33% in the prior quarter and up from 2.63% in the same quarter a year ago (non-GAAP). The margin contraction relative to the previous quarter resulted from funding costs increasing more than earning asset yields. The yield on average earning assets increased 22 basis points quarter-over-quarter, while the cost of average interest-bearing liabilities rose 55 basis points due to an acceleration in deposit repricing, shift of the deposit mix into interest-bearing accounts and increased reliance on short-term borrowings. The cost of interest-bearing deposits increased to 0.88% in the first quarter, compared to 0.39% in the previous quarter and 0.12% in the same quarter of the prior year. The improvement in net interest margin relative to the first quarter of 2022 is a reflection of an increase in the yield on average earning assets of 116 basis points partially offset by a 97 basis point rise in the cost of average interest-bearing liabilities.

ASSET QUALITY

Nonperforming assets (“NPAs”) totaled $2.0 million as of March 31, 2023 and 2022, respectively, up $564 thousand from December 31, 2022. NPAs as a percentage of total assets were 0.06% at March 31, 2023 and 2022, respectively, compared to 0.05% at December 31, 2022. The Company recorded a provision for credit losses for the first quarter of 2023 of $329 thousand compared to $1.2 million in the previous quarter and a negative provision of $758 thousand in the first quarter of the previous year. The first quarter of 2023 and fourth quarter of 2022 provisions were the result of loan growth and replenishment of the allowance for net charge-off activity. The negative provision expense for the first quarter of 2022 was the result of improvement in economic conditions, ongoing low charge-off and delinquency rates, and overall strong asset quality metrics from the prior quarter.

The allowance for credit losses on loans increased $5.2 million from the fourth quarter of 2022 resulting from the Day 1 adjustment for the adoption of CECL to $24.9 million at March 31, 2023 as compared to $19.6 million at December 31, 2022. The reserve for unfunded commitments increased $305 thousand to $682 thousand as a result of the Day 1 adoption of CECL. Annualized net charge-offs (recoveries) as a percentage of average loans outstanding were 0.04% for the first quarter of 2023, compared to 0.15% in the previous quarter and (0.01%) in the same quarter in the prior year. The ACL as a percentage of loans held for investment was 1.13% at March 31, 2023, compared to 0.89% at December 31, 2022, and 0.90% at March 31, 2022.

NONINTEREST INCOME

Noninterest income increased $762 thousand, or 21.1%, to $4.4 million for the quarter ended March 31, 2023 from $3.6 million in the prior quarter and decreased $1.2 million, or 21.9%, from the same quarter in the prior year. The increase in the first quarter of 2023 from the fourth quarter of 2022 was primarily the result of increased income from small business investment companies of $590 thousand and income from insurance commissions of $265 thousand included in other fees and commissions.

The first quarter of 2023 compared to the first quarter of 2022 reflected a decrease in the majority of line items, with the most significant decrease in mortgage banking income of $529 thousand, or 78.6%, and a decrease in income from insurance investments of $418 thousand, or 93.5%, partially offset by increased interchange fees of $129 thousand, or 13.1%, and $216 thousand, or 81.2%, in other fees and commissions.

NONINTEREST EXPENSE

Noninterest expense for the first quarter of 2023 amounted to $15.6 million, down $1.2 million, or 7.0%, when compared to the $16.8 million for the previous quarter and up $299 thousand, or 1.9%, from $15.3 million during the same quarter in the previous year. The decrease in the first quarter compared to the fourth quarter of 2022 was the result of reduced incentive accruals in salaries and employee benefits of $638 thousand partially offset by a $262 thousand increase in payroll taxes and retirement contributions; reduced costs in the first quarter associated with deferred compensation programs of $203 thousand; and one-time seasonal expenses and fraud losses included in the fourth quarter of 2022 of $300 thousand and $184 thousand, respectively.

The first quarter 2023 increase compared to the same quarter of 2022 was primarily due to a higher salary base partially offset by reduced incentive and commission expense.

INCOME TAXES

The effective tax rate for the three months ended March 31, 2023 was 21.19%, compared to 18.90% for the prior quarter and 21.49% for the same quarter in the prior year. The Company recognized a tax benefit in the fourth quarter in the prior year resulting from investment partnership income tax returns reducing the effective tax rate for that period. The decrease in effective tax rate from the March 31, 2022 quarter was attributable to changes in pre-tax earnings and the levels of permanent tax differences.

BALANCE SHEET

Total assets at March 31, 2023 were $3.1 billion, an increase of $9.8 million or 1.3% annualized from December 31, 2022 and a decrease of $270.6 million, or 8.1%, from March 31, 2022.

At March 31, 2023, loans held for investment (net of deferred fees and costs) were $2.2 billion, an increase of $13.1 million, or 2.4% annualized, from December 31, 2022. Loans held for investment (net of deferred fees and costs) increased $211.5 million, or 10.6%, from March 31, 2022.

Investment securities available for sale amounted to $586.4 million at March 31, 2023, a decrease of $21.7 million, or 3.6%, from December 31, 2022, and a decrease of $99.8 million, or 14.5%, compared to March 31, 2022. The unrealized loss on available for sale securities was $62.4 million at March 31, 2023 compared to $71.0 million at December 31, 2022 and $33.0 million at March 31, 2022. The improvement relative to the prior quarter was primarily the result of declines in market yields for longer term securities. 65% of the market value of the securities portfolio is unencumbered and could be used to provide additional liquidity if needed.

Deposits amounted to $2.6 billion at March 31, 2023, with growth of $15.9 million, or 2.5% annualized, from December 31, 2022 and decreased $314.0 million, or 10.7%, compared to March 31, 2022. Deposit accounts that were uninsured amounted to 39.9% of total deposits (29.3% excluding collateralized municipal deposits) at March 31, 2023.

Borrowings from the Federal Home Loan Bank of Atlanta (“FHLB”) totaled $25.0 million at March 31, 2023, down from $100.5 million at December 31, 2022. The Company had no FHLB borrowings at March 31, 2022. The Company’s remaining credit availability from the FHLB was $723.3 million as of March 31, 2023, $485.8 million of which could be accessed without pledging additional collateral.

The Company continues to be well-capitalized as defined by regulators, with tangible common equity to tangible assets of 8.06% at March 31, 2023 compared to 7.82% at December 31, 2022 and compared to 7.54% at March 31, 2022 (non-GAAP). The Company’s preliminary common equity Tier 1, Tier 1, total, and Tier 1 leverage capital ratios were 11.75%, 12.90%, 13.93% and 10.46%, respectively, at March 31, 2023.

ABOUT AMERICAN NATIONAL

American National is a multi-state bank holding company with total assets of approximately $3.1 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $1.2 billion of trust, investment and brokerage assets in its Wealth Division. Additional information about American National and American National Bank is available on American National's website at www.amnb.com.

NON-GAAP FINANCIAL MEASURES

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States (“GAAP”). American National’s management uses these non-GAAP financial measures in its analysis of American National’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of American National’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. For a reconciliation of non-GAAP financial measures, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

FORWARD-LOOKING STATEMENTS

Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding anticipated changes in the interest rate environment, future economic conditions and the impacts of current economic uncertainties, and projections, predictions, expectations, or beliefs about future events or results, or otherwise are not statements of historical fact. Such forward-looking statements are based on certain assumptions as of the time they are made, and are inherently subject to known and unknown risks and uncertainties, some of which cannot be predicted or quantified, that may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “seek to,” “opportunity,” “potential,” “continue,” “confidence” or words of similar meaning, or other statements concerning opinions or judgment of our management about future events. Although we believe that our expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of our existing knowledge of our business and operations, there can be no assurance that actual future results, performance, or achievements of, or trends affecting, us will not differ materially from any projected future results, performance, achievements or trends expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of or changes in: the level of inflation; financial market volatility including the level of interest rates, could affect the values of financial instruments and the amount of net interest income earned; the adequacy of the level of the Company’s allowance for credit losses, the amount of credit loss provisions required in future periods, and the failure of assumptions underlying the allowance for credit losses; general economic or business conditions, either nationally or in the market areas in which the Company does business, may be less favorable than expected, resulting in deteriorating credit quality, reduced demand for credit, or a weakened ability to generate deposits; competition among financial institutions may increase, and competitors may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than the Company; businesses that the Company is engaged in may be adversely affected by legislative or regulatory changes, including changes in accounting standards and tax laws; the ability to recruit and retain key personnel; cybersecurity threats or attacks, the implementation of new technologies, and the ability to develop and maintain reliable and secure electronic systems; the effects of climate change, natural disasters, and extreme weather events; geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts of threats or terrorism and/or military conflicts, negatively impacting business and economic conditions in the U.S. and abroad; the impact of health emergencies, epidemics or pandemics, including the COVID-19 pandemic; risks related to environmental, social and governance practices; risks associated with mergers, acquisitions, and other expansion activities; and other factors described from time to time in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

American National Bankshares Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
Unaudited

	March 31,
	2023	2022
Assets
Cash and due from banks	$45,090	$34,506
Interest-bearing deposits in other banks	58,340	452,562
Securities available for sale, at fair value	586,407	686,176
Restricted stock, at cost	9,319	8,484
Loans held for sale	650	2,524
Loans, net of deferred fees and costs	2,199,517	1,988,008
Less allowance for credit losses - loans	(24,861)	(17,988)
Net Loans	2,174,656	1,970,020
Premises and equipment, net	32,440	34,001
Assets held-for-sale	1,382	1,382
Other real estate owned, net	27	143
Goodwill	85,048	85,048
Core deposit intangibles, net	3,085	4,297
Bank owned life insurance	29,853	29,159
Other assets	49,358	37,936

Total assets	$3,075,655	$3,346,238

Liabilities
Demand deposits -- noninterest-bearing	$962,247	$1,024,778
Demand deposits -- interest-bearing	481,499	539,252
Money market deposits	619,621	759,782
Savings deposits	252,121	271,384
Time deposits	296,762	331,011
Total deposits	2,612,250	2,926,207
Customer repurchase agreements	63,220	38,527
Other short-term borrowings	25,000	—
Long-term borrowings	28,359	28,257
Other liabilities	17,785	18,173
Total liabilities	2,746,614	3,011,164

Shareholders' equity
Preferred stock, $5 par, 2,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par, 20,000,000 shares authorized, 10,626,066 shares outstanding at March 31, 2023 and 10,713,958 shares outstanding at March 31, 2022	10,536	10,638
Capital in excess of par value	141,713	144,848
Retained earnings	225,409	207,373
Accumulated other comprehensive loss, net	(48,617)	(27,785)
Total shareholders' equity	329,041	335,074

Total liabilities and shareholders' equity	$3,075,655	$3,346,238

American National Bankshares Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share data)
Unaudited

	For the Three Months Ended
	3/31/23	12/31/22	3/31/22
Interest and Dividend Income:
Interest and fees on loans	$24,912	$23,544	$18,788
Interest and dividends on securities:
Taxable	2,684	2,721	2,239
Tax-exempt	65	110	90
Dividends	170	126	113
Other interest income	471	415	177
Total interest and dividend income	28,302	26,916	21,407

Interest Expense:
Interest on deposits	3,486	1,597	569
Interest on short-term borrowings	1,205	633	6
Interest on long-term borrowings	387	398	379
Total interest expense	5,078	2,628	954

Net Interest Income	23,224	24,288	20,453
Provision for (recovery of) credit losses	329	1,159	(758)

Net Interest Income After Provision for (Recovery of) Credit Losses	22,895	23,129	21,211

Noninterest Income:
Wealth management income	1,568	1,522	1,809
Service charges on deposit accounts	556	597	689
Interchange fees	1,110	1,117	981
Other fees and commissions	482	207	266
Mortgage banking income	144	176	673
Securities losses, net	(68)	—	—
Income (loss) from Small Business Investment Companies	327	(263)	493
Income from insurance investments	29	103	447
(Losses) gains on premises and equipment, net	(105)	(146)	4
Other	329	297	238
Total noninterest income	4,372	3,610	5,600

Noninterest Expense:
Salaries and employee benefits	9,172	9,446	8,598
Occupancy and equipment	1,444	1,499	1,542
FDIC assessment	207	209	239
Bank franchise tax	510	501	476
Core deposit intangible amortization	283	300	330
Data processing	851	864	847
Software	444	417	363
Other real estate owned, net	—	(1)	(1)
Other	2,737	3,599	2,955
Total noninterest expense	15,648	16,834	15,349

Income Before Income Taxes	11,619	9,905	11,462
Income Taxes	2,462	1,872	2,463
Net Income	$9,157	$8,033	$8,999

Net Income Per Common Share:
Basic	$0.86	$0.76	$0.84
Diluted	$0.86	$0.76	$0.84
Weighted Average Common Shares Outstanding:
Basic	10,630,571	10,607,678	10,754,287
Diluted	10,632,681	10,609,937	10,756,902

American National Bankshares Inc.
Financial Highlights
Unaudited

(Dollars in thousands, except per share data)

	1st Qtr	4th Qtr	1st Qtr
	2023	2022	2022
EARNINGS
Interest income	$28,302	$26,916	$21,407
Interest expense	5,078	2,628	954
Net interest income	23,224	24,288	20,453
Provision for (recovery of) credit losses	329	1,159	(758)
Noninterest income	4,372	3,610	5,600
Noninterest expense	15,648	16,834	15,349
Income taxes	2,462	1,872	2,463
Net income	9,157	8,033	8,999

PER COMMON SHARE
Net income per share - basic	$0.86	$0.76	$0.84
Net income per share - diluted	0.86	0.76	0.84
Cash dividends paid	0.30	0.30	0.28
Book value per share	30.97	30.27	31.27
Book value per share - tangible (a)	22.67	21.94	22.94
Closing market price	31.70	36.93	37.68

FINANCIAL RATIOS
Return on average assets	1.20%	1.05%	1.08%
Return on average common equity	11.32	10.15	10.24
Return on average tangible common equity (a)	15.95	14.50	14.14
Average common equity to average assets	10.58	10.33	10.59
Tangible common equity to tangible assets (a)	8.06	7.82	7.54
Net interest margin, taxable equivalent	3.20	3.33	2.63
Efficiency ratio (a)	55.21	58.82	57.53
Effective tax rate	21.19	18.90	21.49

PERIOD-END BALANCES
Securities	$595,726	$620,713	$694,660
Loans held for sale	650	1,061	2,524
Loans, net	2,199,517	2,186,449	1,988,008
Goodwill and other intangibles	88,133	88,415	89,345
Assets	3,075,655	3,065,902	3,346,238
Assets - tangible (a)	2,987,522	2,977,487	3,256,893
Interest-bearing deposits	1,650,003	1,585,726	1,901,429
Noninterest bearing demand deposits	962,247	1,010,602	1,024,778
Customer repurchase agreements	63,220	370	38,527
Other short-term borrowings	25,000	100,531	—
Long-term borrowings	28,359	28,334	28,257
Shareholders' equity	329,041	321,174	335,074
Shareholders' equity - tangible (a)	240,908	232,759	245,729

American National Bankshares Inc.
Financial Highlights
Unaudited

(Dollars in thousands, except per share data)

	1st Qtr	4th Qtr	1st Qtr
	2023	2022	2022
AVERAGE BALANCES
Securities (b)	$677,938	$713,996	$710,873
Loans held for sale	611	972	4,324
Loans, net	2,186,475	2,168,636	1,966,586
Interest-earning assets	2,910,165	2,920,992	3,126,561
Goodwill and other intangibles	88,311	88,593	89,525
Assets	3,056,918	3,066,362	3,320,314
Assets - tangible (a)	2,968,607	2,977,769	3,230,789
Interest-bearing deposits	1,614,273	1,609,503	1,880,873
Noninterest bearing demand deposits	969,001	1,031,630	1,000,020
Customer repurchase agreements	6,597	704	41,337
Other short-term borrowings	98,497	62,004	—
Long-term borrowings	28,342	28,318	28,241
Shareholders' equity	323,497	316,697	351,539
Shareholders' equity - tangible (a)	235,186	228,104	262,014

CAPITAL
Weighted average shares outstanding - basic	10,630,571	10,607,678	10,754,287
Weighted average shares outstanding - diluted	10,632,681	10,609,937	10,756,902

COMMON STOCK REPURCHASE PROGRAM
Total shares of common stock repurchased	20,443	3,269	88,929
Average price paid per share of common stock	$32.98	$36.44	$38.18

ALLOWANCE FOR CREDIT LOSSES - LOANS
Beginning balance	$19,555	$19,189	$18,678
Day 1 Impact of CECL adoption	5,192	—	—
Provision for (recovery of) credit losses	329	1,159	(758)
Charge-offs	(395)	(834)	(37)
Recoveries	180	41	105
Ending balance	$24,861	$19,555	$17,988

LOANS
Construction and land development	$215,975	$197,525	$148,276
Commercial real estate - owner occupied	415,106	418,462	402,306
Commercial real estate - non-owner occupied	822,347	827,728	752,817
Residential real estate	343,548	338,132	295,949
Home equity	91,408	93,740	89,593
Commercial and industrial	304,486	304,247	291,697
Consumer	6,647	6,615	7,370
Total	$2,199,517	$2,186,449	$1,988,008

American National Bankshares Inc.
Financial Highlights
Unaudited

(Dollars in thousands, except per share data)

	1st Qtr	4th Qtr	1st Qtr
	2023	2022	2022
NONPERFORMING ASSETS AT PERIOD-END
Nonperforming loans:
90 days past due and accruing	$—	$16	$71
Nonaccrual	1,887	1,307	1,762
Other real estate owned and repossessions	80	80	143
Nonperforming assets	$1,967	$1,403	$1,976

ASSET QUALITY RATIOS
Allowance for credit losses - loans to total loans	1.13%	0.89%	0.90%
Allowance for credit losses - loans to nonperforming loans	1,317.49	1,478.08	981.34
Nonperforming assets to total assets	0.06	0.05	0.06
Nonperforming loans to total loans	0.09	0.06	0.09
Annualized net charge-offs (recoveries) to average loans	0.04	0.15	(0.01)

OTHER DATA
Fiduciary assets at period-end (c) (d)	$775,379	$736,121	$727,022
Retail brokerage assets at period-end (c) (d)	$420,540	$413,235	$405,742
Number full-time equivalent employees (e)	357	359	338
Number of full service offices	26	26	26
Number of loan production offices	1	1	1
Number of ATMs	34	34	36

Notes:

(a) -	This financial measure is not calculated in accordance with GAAP. For a reconciliation of non-GAAP financial measures, see "Reconciliation of Non-GAAP Financial Measures" at the end of this release.
(b) -	Average does not include unrealized gains and losses.
(c) -	Market value.
(d) -	Assets are not owned by American National and are not reflected in the consolidated balance sheet.
(e) -	Average for quarter.

American National Bankshares Inc.
Net Interest Income Analysis
For the Three Months Ended March 31, 2023 and 2022
(Dollars in thousands)
Unaudited

	Three Months Ended March 31,
	2023	2022	2023	2022	2023	2022
	Average Balance		Interest Income/Expense (a)		Yield/Rate
Assets:

Total loans (b)	$2,187,086	$1,970,910	$24,957	$18,822	4.57%	3.83%

Securities:
Taxable	665,635	692,998	2,854	2,351	1.72	1.36
Tax exempt	12,303	17,875	82	115	2.67	2.56
Total securities	677,938	710,873	2,936	2,466	1.74	1.39

Deposits in other banks	45,141	444,778	471	177	4.23	0.16

Total interest-earning assets	2,910,165	3,126,561	28,364	21,465	3.91	2.75

Non-earning assets	146,753	193,753
Total assets	$3,056,918	$3,320,314

Liabilities and Stockholders' Equity:

Deposits:
Demand	$474,334	$525,508	174	37	0.15	0.03
Savings and money market	864,008	1,016,443	2,288	108	1.07	0.04
Time	275,931	338,922	1,024	424	1.51	0.51
Total deposits	1,614,273	1,880,873	3,486	569	0.88	0.12

Customer repurchase agreements	6,597	41,337	65	6	4.02	0.06
Other short-term borrowings	98,497	—	1,140	—	4.63	—
Long-term borrowings	28,342	28,241	387	379	5.46	5.37
Total interest-bearing liabilities	1,747,709	1,950,451	5,078	954	1.17	0.20

Noninterest bearing demand deposits	969,001	1,000,020
Other liabilities	16,711	18,304
Shareholders' equity	323,497	351,539
Total liabilities and shareholders' equity	$3,056,918	$3,320,314

Interest rate spread					2.74%	2.55%
Net interest margin					3.20%	2.63%

Net interest income (taxable equivalent basis)			23,286	20,511
Less: Taxable equivalent adjustment (c)			62	58
Net interest income			$23,224	$20,453

Notes:

(a) -	Interest income includes net accretion/amortization of acquired loan fair value adjustments and the net accretion/amortization of deferred loan fees and costs.
(b) -	Nonaccrual loans and loans held for sale are included in the average balances.
(c) -	A tax rate of 21% was used in adjusting interest on tax-exempt assets to a fully taxable equivalent basis.

American National Bankshares Inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

(Dollars in thousands, except per share data)

	1st Qtr	4th Qtr	1st Qtr
	2023	2022	2022
EFFICIENCY RATIO
Noninterest expense	$15,648	$16,834	$15,349
Subtract: loss on sale of OREO	—	2	—
Subtract: core deposit intangible amortization	(283)	(300)	(330)
	$15,365	$16,536	$15,019

Net interest income	$23,224	$24,288	$20,453
Tax equivalent adjustment	62	68	58
Noninterest income	4,372	3,610	5,600
Add: loss on securities	68	—	—
Add/subtract: (gain)/loss on fixed assets	105	146	(4)
	$27,831	$28,112	$26,107

Efficiency ratio	55.21%	58.82%	57.53%

TAX EQUIVALENT NET INTEREST INCOME
Non-GAAP measures:
Interest income - loans	$24,957	$23,585	$18,822
Interest income - investments and other	3,407	3,399	2,643
Interest expense - deposits	(3,486)	(1,597)	(569)
Interest expense - customer repurchase agreements	(65)	—	(6)
Interest expense - other short-term borrowings	(1,140)	(633)	—
Interest expense - long-term borrowings	(387)	(398)	(379)
Total net interest income	$23,286	$24,356	$20,511
Less non-GAAP measures:
Tax benefit on nontaxable interest - loans	(45)	(41)	(34)
Tax benefit on nontaxable interest - securities	(17)	(27)	(24)
GAAP measures	$23,224	$24,288	$20,453

NET INTEREST MARGIN
Net interest margin (FTE) (non-GAAP)	3.20%	3.33%	2.63%
Net interest margin (GAAP)	3.19	3.32	2.63

RETURN ON AVERAGE TANGIBLE EQUITY
Return on average equity (GAAP basis)	11.32%	10.15%	10.24%
Impact of excluding average goodwill and other intangibles	4.63	4.35	3.90
Return on average tangible equity (non-GAAP)	15.95%	14.50%	14.14%

TANGIBLE EQUITY TO TANGIBLE ASSETS
Equity to assets ratio (GAAP basis)	10.70%	10.48%	10.01%
Impact of excluding goodwill and other intangibles	(2.64)	(2.66)	(2.47)
Tangible equity to tangible assets ratio (non-GAAP)	8.06%	7.82%	7.54%

TANGIBLE BOOK VALUE
Book value per share (GAAP basis)	$30.97	$30.27	$31.27
Impact of excluding goodwill and other intangibles	(8.30)	(8.33)	(8.33)
Tangible book value per share (non-GAAP)	$22.67	$21.94	$22.94

ADJUSTED CREDIT LOSS ALLOWANCE - LOANS
Allowance for credit losses - loans	$24,861	$19,555	$17,988
Credit discount on purchased loans	—	3,068	4,001
Adjusted credit loss allowance - loans	$24,861	$22,623	$21,989

Total loans, net	$2,199,517	$2,186,449	$1,988,008
Subtract: PPP loans, net	(65)	(74)	(689)
Total loans less PPP loans, net	$2,199,452	$2,186,375	$1,987,319

Adjusted credit loss allowance - loans to total loans less PPP loans, net	1.13%	1.03%	1.11%

Allowance for credit losses - loans to total loans less PPP loans, net	1.13%	0.89%	0.91%